UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2007

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51642	20-1979646
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066
(Address of principal executive offices) (Zip Code)

831-438-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On December 5, 2007, the Company entered into an Asset Purchase Agreement with Semitool, Inc., a Montana corporation, whereby the Company acquired certain thermal assets, coupled with certain exclusive and non-exclusive intellectual property and technology licenses, relating to semiconductor device manufacturing in exchange for one million newly issued shares of the Company’s common stock, par value $0.0001 per share, and royalty payments subject to the achievement of certain conditions. The shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), however, the agreement provides that the Company is obligated to use its commercially reasonable efforts on the earlier of achievement of certain commercialization targets or 15 months after the closing (i) to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 to enable Semitool to resell the shares and (ii) to maintain the effectiveness of the registration statement, in each case, until the earlier of (x) the date all of the shares have been sold or (y) the date that all of the shares become eligible for sale pursuant to Rule 144 under the Securities Act.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 28, 2007, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

                                                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                  December 7, 2007

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial Officer